Ex99-12

                                              Articles of Association

                                                        of

                                                "SOFIA ENERGY" EAD

                                                JOINT-STOCK COMPANY

Adopted by the Single Founder, namely HORIZON ENERGY BULGARIA EOOD by the Memorandum of Association done on 7 July 2003.  .

I. GENERAL PROVISIONS

                                                      Status

         Art. 1. (1) On this 7th day of July 2003 in Sofia a joint-stock company, Sofia Energy EAD (hereinafter, the "Company"), was founded as a single-member company.
         (2) The Company is incorporated for an indefinite term.  The Company is a legal entity distinct from its shareholder(s).  The Company shall be liable for its debts with its assets. The Company shall not be liable for the debts and obligations of its shareholder(s) and its shareholder(s) shall not be liable for the Company's obligations, save up to the value of his/her/its/their contributions unpaid, if any, against the shares subscribed.
         (3) The affairs of the Company shall be run in compliance with the laws of Bulgaria in effect, this
Articles, and in accordance with the resolutions of the General Meeting of Shareholders of the Company.

                                                   Business name

         Art. 2. (1) The business name of the Company shall be "Copur Ehbpdchcu" EAII and shall be spelled in
English as "Sofia Energy" EAD.
         (2) The business name, the seat and address of the head office, the court where the Company is registered and the registration number, as well as a bank account of the Company shall be always disclosed in the business correspondence of the Company.

                                     Company's seat and headquarters' address

         Art. 3. The Company's seat shall be in the city of Sofia, Triaditsa Region, and its headquarters'
address shall be: 16 Vitosha blvd., 1st floor, apartment 2, Triaditsa Region, 1000 Sofia, Bulgaria.

                                     Scope of business and powers to transact

         Art. 4. (1) The Company's scope of business shall include: researches on the possibilities for development of energy projects, as well as any other activities permitted under the Bulgarian laws in effect, subject to compliance with any licensing, registration or other requirements that may be in place.
         (2) The Company shall have full legal powers to transact and perform activity as a joint-stock company under Bulgarian law.

      II. SHARE CAPITAL. SHARES AND SHARE CERTIFICATES. ALTERATION OF THE SHARE CAPITAL. ADDITIONAL CAPITAL.
                                            REACQUISITION OF OWN SHARES

                                                   Share capital

         Art. 5. The Company's share capital with which it shall be registered and which is fully subscribed is
BGN 50,000 (fifty thousand leva).

                                                Shares and classes

         Art. 6. (1) The Company's share capital shall be divided into 500 (five hundred) shares with a nominal value of BGN 100 each.
         (2) All shares shall form one class of ordinary registered shares, and each share shall bear rights equal to those borne by any other share. No bearer shares shall be issued.

                                 Share certificates and interim share certificates

         Art. 7. (1) The Company's shares may be issued in share certificates for 1, 10 or 100 shares.  Share certificates shall be issued in accordance with the legislation in force.
         (2) Until the Company is incorporated through registration, and until share certificates shall be issued, each shareholder shall be entitled to receive, as proof of his/her/its shareholding and as document necessary for the exercise of shareholder rights, an interim share certificate for the shares held.  The interim share certificate shall be signed by one of the members of the Board of Directors, as shall be designated by the
Board of Directors, and shall be stamped with the stamp of the Company.
         (3) Each interim certificate shall indicate the number and the nominal value of the shares subscribed, and the contributions made for the shares subscribed.

                                           Increase of the share capital

         Art. 8. (1) The registered capital of the Company may be increased in accordance with the procedures and requirements of the applicable legislation.

                                          Right as to newly issues shares

                  Art. 9. Each shareholder shall be entitled to subscribe, as at share capital increase, a proportion of the newly issued shares that corresponds to his/her/its shareholding prior to the share capital increase.  This pre-emptive right can only be waived where allowed by the laws in force, and cannot be waived if the capital increase is through retained earnings.

                                          Reduction of the share capital

         Art. 10. The share capital of the Company may be reduced in compliance with the procedures required under the laws in force.

                                                Additional capital

         Art. 11. The General Meeting may resolve to form an additional capital, which shall not be subject to registration with the court, and shall be used as may be designated in the resolution for its creation and in accordance with applicable company and accounting legislation.

                                    Reacquisition of own shares by the Company

         Art. 12. The Company may reacquire the shares it has issued, upon resolution of the General Meeting of
Shareholders adopted by majority of the shares represented, and in accordance with the requirements and procedures provided for in the laws in effect.

         III. SHAREHOLDERS. RIGHTS AND OBLIGATIONS OF THE SHAREHOLDERS. RESTRICTIONS ON TRANSFER OF SHARES

                                               Shareholders' rights

         Art. 13. (1) Each share shall entitle its holder to one vote at the General Meeting, to dividends and to liquidation proceeds on termination, in proportion to its nominal value.
         (2) The right to vote shall not be exercisable unless 25 per cent of the issue value of the share have been paid-up and no penalty interest has been accrued for late payment under  Art. 14 below.

                                              Payment for the shares

         Art. 14. (1) A payment of 25 per cent of the issue value of each share should be made by its holder immediately after its subscription, unless otherwise resolved by the founder(s), respectively by the General
Meeting, and the remaining 75 per cent shall be paid up within two years as of the registration of the Company, respectively of the share capital increase.
         (2) Failure to contribute amounts due on the shares shall entitle the Company to claim interest at 5 per cent per annum on the unpaid amounts, this interest to accrue after the Board of Directors have called the payment of such amounts.

         Art. 15. Any benefits, that may derive from the payments made for shares subscribed (such as interest or foreign exchange gains) until the Company, respectively the increase of its capital, shall have been registered, shall belong to the shareholder who/which has made the payment, and the Company shall be obligated to repay such benefits.

                                                Transfer of shares

         Art. 16.Any transfer of shares from the share capital of the Company shall be made in accordance with the laws in effect.

                                                  IV. MANAGEMENT

                                               Bodies of the Company

         Art. 17. The Company shall have the following bodies:
         1. General Meeting of Shareholders ("the General Meeting"); and
         2. Board of Directors (the "Board").

                                                  General Meeting

         Art. 18. (1) The General Meeting shall consist of all shareholders entitled to a vote.
         (2) Shareholders may attend the General Meeting either personally, or by a proxy.  The proxy shall always be appointed in a written form. The written instrument of authorisation shall be deposited and kept in the
Company.
         (3) The members of the Board of Directors shall be free to attend the General Meeting but shall not be entitled to a vote, unless they are shareholders.
         (4) The chairman of the Board of Directors shall be a chairman of the General Meeting. In case of absence of the chairman of the Board of Directors, the General Meeting shall be chaired by a person, appointed by the same General Meeting.
         (5) The General Meeting shall elect a secretary to keep the minutes of the General Meeting and the register of members, as well as any other documentation in relation to the General Meetings' holding, and to personally verify the proceedings of the Company's bodies.

                                         Competence of the General Meeting

         Art. 19. (1) The General Meeting shall be empowered to:
              1.   Amend the Articles of Association;
              2.   Increase and reduce the share capital of the Company;
              3.   Reorganise and terminate the Company;
              4.   Elect and release the members of the Board of Directors, the Company's Secretary, and determine their remuneration;
              5.   Appoint and release a certified public accountant or audit firm;
              6.   Approve the Company's annual financial statements after their certification by the certified public accountant or audit firm;
              7.   Resolve on the issuance of debentures;
              8.   Resolve on the creation of additional capital;
              9.   Appoint liquidators upon termination of the Company, except in the case of bankruptcy;
              10.  Discharge the members of the Board of Directors from liability;
              11.  Resolve on the reacquisition of own shares;
              12.  Resolve on any other matter reserved for its competence by virtue of a law and/or the Articles.
         (2) The General Meeting shall resolve on the above items in accordance with the provision of Art. 25 of the Articles.

                                         Sessions of the General Meeting.
                                                   Convocation.

         Art. 20. (1) The General Meeting shall be held at least once a year at the Company's seat.
         (2) The General Meeting shall be convened by the Board of Directors. It may also be convened by motion from the Company's shareholders as provided for in Art. 223. (2) of the Commerce Act.
         (3) The General Meeting shall be convened by a written notice sent by registered express mail to each shareholder, to the address advised by him/her/it in accordance with Art. 38. (3), 1 below.  Invitations may additionally be faxed or delivered by electronic mail ("e-mail").  No invitations need be mailed where a fax or
e-mail message, confirming receipt of the invitation by fax or e-mail, has been sent by the addressee of the invitation.
         (4) The sessions cannot be held earlier than 10 days from the date of mailing of the invitations, unless all shareholders have confirmed, in accordance with the preceding paragraph, the invitation by fax or e-mail and have agreed in their return fax or e-mail message to holding the General Meeting earlier.

                                               Access to information

         Art. 21. All written materials related to the agenda of the General Meeting shall be available to the shareholders in the Company's registered office not later than on the date of mailing of the invitations. All written materials related to the agenda of the General Meeting shall be mailed or sent by fax to the shareholders, having requested in writing the Board to do so.

                                               List of participants

         Art. 22. Before the beginning of the session of the General Meeting a list of the attending shareholders and proxies and the respective shares owned and represented, shall be drawn up.  The shareholders and proxies shall attest their presence by signature and shall certify their identity.

                                                      Quorum

         Art. 23. A session of the General Meeting shall legitimately take place on condition that more than fifty percent of the Company's share capital is represented.  In case of such quorum absence, a new session shall be scheduled within up to a month term but not earlier than 14 (fourteen) days and it shall be legitimate, regardless of the shares represented at it.  The date of the new session can be given in the invitation for the originally scheduled session.

                                               Conflict of interests

         Art. 24. A shareholder or a proxy shall not be entitled to a vote on:

             1.   Filing claims on behalf of the Company against such shareholder; or
             2.   Undertaking steps, or renouncing steps, for engaging such shareholder's liability to the Company.

                                                     Majority

         Art. 25. (1) Resolutions on amending the Articles, increase and reduction of the share capital, reorganisation and termination of the Company shall be adopted by a majority of 2/3 (two-thirds) of the shares represented.
         (2) All other resolutions shall be adopted by a simple majority of more than 50 per cent of the shares represented, unless otherwise required under the laws in force or these Articles.

                                                    Resolutions

         Art. 26 A resolution of the General Meeting shall come into effect immediately, unless postponed by the same General Meeting or unless related to matters, which are declared by law to take effect upon registration. In the latter case the resolution shall come into effect on registration.

                                                      Minutes

         Art. 27 (1) The minutes of the General Meeting shall be kept in accordance with the requirements of the law in force.
         (2) The minutes and the documents relating to the General Meeting shall be stored in a special book, and shall be kept at least 5 (five) years.

                                    Powers of the single member of the Company

         Art. 28. Where the Company would have one shareholder only, he/she/it shall have all the powers vested in the General Meeting, under the applicable laws and these Articles.  The powers of the General Meeting under these Articles shall be construed to be the powers of the single member.  The single member can exercise such powers at any time he/she/it decides appropriate and for each decision minutes shall be drawn up.

                             Board members and general rules of procedure of the Board

         Art. 29. (1) The Board of Directors shall consist of 3 (three) members.  The mandate of the Board of
Directors shall be three years, without any limitation on re-elections.  Members of the Board of Directors can be either natural or juristic persons.  In the latter case, the juristic person shall designate and authorise a natural person to perform its rights and obligations as Board of Director's member.
         (2) The mandate of the first Board of Directors shall be 1 (one) year.
         (3) The Board of Directors shall manage and represent the Company in accordance with the provisions set out below and the law requirements.
         (4) The Board of Directors shall adopt its own rules of procedure, unless the General Meeting resolves otherwise.
         (5) The Board of Directors shall meet regularly, but not less than once every three months, to discuss the Company's affairs and prospects.
         (6) The minutes of the Board of Directors' proceedings shall be kept in a special book for at least 5
(five) years. The chairman of the Board of Directors shall be in charge to keep this book.  The minutes shall be confidential.
         (7) To hold Board meetings a quorum of at least of two directors is required. The resolutions of the
Board shall be adopted by a majority of two directors, unless higher majority is required under these Articles or the Board's rules of procedure.

                                            Chairman, deputy chairman,
                                               executive director(s)

         Art. 30. (1) The Board of Directors shall elect a chairman and a deputy chairman from amongst its members.
         (2) The management of the Company may be delegated by the Board of Directors to one or more executive directors, which shall manage and represent the Company, as resolved by the Board of Directors. The executive directors shall be a minority from amongst the Board's members and may at any time be replaced upon a decision of the Board of Directors.
         (3) Each executive director shall immediately and independently inform the chairman of all circumstances material to the Company, which have arisen.
         (4) Each director may request that the chairman calls a Board meeting to discuss particular matters.

                                      Termination of a Board's member mandate

         Art. 31. (1) The mandate of each member of the Board of Directors may be terminated in case of:
              1.   Expiration of the mandate, unless renewed;
              2.   His/her/its release upon resolution of the General Meeting;
              3.   Filing of a written notice of release from office as a member of the Board of Directors in accordance with the requirements of the Commerce Act;
         (2) Upon termination of the mandate of a member of the Board, the Board of Directors shall, except for the case of item 2 in the above paragraph, convene a General Meeting to appoint a new member.
         (3) The members whose mandate has been terminated under items 2 or 3 of paragraph 1 above shall be obliged to render any reasonable assistance that may be required of him/her/it by the Board of Directors.

                Special cases for holding of Board meetings and passing of resolutions by the Board

         Art. 32. (1) The members may partake in the Board meetings and adopt legitimate resolutions by means of a conference telephone or other similar communications equipment whereby the members of the Board of Directors meeting can hear each other.  Partaking in a Board meeting in the above manner shall be deemed participation in person and the quorum requirements shall have to be met.
         (2) The Board of Directors may pass valid resolutions without holding a meeting, provided that all members of the Board of Directors agree in writing to the respective resolution.
         (3) The members of the Board of Directors are entitled to remuneration as resolved by the General
Meeting, which shall be entitled to determine the amount and the rules in accordance with which the remuneration shall be paid.
         (4) The members of the Board of Directors shall give a guarantee for their stewardship at an amount determined by the General Meeting but not less than the respective director's three months gross remuneration.

                                                  Representation

         Art. 33 (1) The Company shall be represented in respect of third parties by the Board of Directors. The
Company's representation may be assigned to one or more executive directors as may be resolved by the Board of
Directors. The performance of certain actions in the name of the Company may be assigned to a given director and/or to third parties, by the Board or by the executive director(s), entitled to represent the Company.
         (2) The representative authority of the executive director(s) shall be entered into the Companies register and the executive director(s) shall present specimen of his/her/their signature(s) thereto.

                V. ANNUAL FINANCIAL STATEMENT. ANNUAL REPORT. RESERVES AND DISTRIBUTION OF EARNINGS

                                           Annual financial statements.
                                                   Annual report

         Art. 34. (1) Not later than the end of February each year the Board of Directors shall prepare the financial statements for the previous financial year and an annual report, which shall describe the affairs and the state of the Company and shall provide explanations to the annual financial statements.
         (2) The Board of Directors shall submit the financial statements and the annual report to one or more certified public accountants, having been appointed by the General Meeting to review in accordance with applicable accounting legislation

                                      Resolution on distribution of earnings

         Art. 35. Not later than as at the date of sending of the invitations for the annual General Meeting, the
Board of Directors shall prepare a draft resolution on the distribution of earnings.  The draft resolution, together with the annual financial statements, the auditor's report thereto and the annual report of the Company shall be presented to the annual General Meeting.

                                                Statutory reserves

         Art. 36. The Company shall maintain and utilise reserve funds in accordance with the requirements of the applicable laws.

                                             Distribution of earnings

         Art. 37. The General Meeting shall resolve on the distribution of dividends after approval of the financial statements, and in accordance with the limitations on distributions provided for by the laws in force.

                                                 VI. MISCELLANEOUS

                                                Notices, addresses

         Art. 38. (1) Unless otherwise indicated in these Articles, each notice or invitation by virtue of the present Articles of Association shall be forwarded in a written form.
         (2) Unless no specific requirements for the sending of notices are provided for in these Articles, sending shall take place simultaneously by registered mail and, where possible, fax or e-mail.  Any duly forwarded notification shall be considered received by the time when in normal circumstances it can be expected to have been technically received.
         (3) The addresses for delivery shall be:
          1.     For shareholders - the addresses set out in the register of members, unless a shareholder notifies in writing the Board of Directors for another address, which shall become the delivery address and be recorded in the register of members.
          2.     For the members of the Board of Directors - the addresses given by them from time to time to the chairman of the Board of Directors and to the Company's secretary.
         (4) Failure on the part of any shareholder or director to notify the Company of the change of his/her address shall not invalidate the effects of any notice or invitation sent in good faith.

                                               Books of the Company

         Art. 39. (1) The Company shall keep the following books:
              1.   Book for the minutes of the General Meeting/books of decisions of the single member;
              2.   Book for the minutes of the Board of Directors;
              3.   Register of members;
              4.   Register of debenture holders, if any debentures shall have been issued;
              5.   Books of accounts;
              6.   Other books as may be required by the laws in effect.
         (2) The register of members shall include the names and the addresses of all holders of shares, the numbers of the shares held, details on the issued certificates, the contributions made, the transfers made, the dividends paid, if any, as well as any other details as may be prescribed by the laws in force or considered relevant by the Board of Directors. The register of members shall be kept by the chairman of the Board of
Directors or by the Company's secretary, if the chairman explicitly so delegates. The signatures of the chairman of the Board of Directors and of the Company's secretary, if any, shall be required for each recording made in the register of members.

                                          Inapplicable clauses. Headings

         Art. 40. (1) Where any part of these Articles shall be considered to contravene the statutory laws in effect, the latter shall apply.
         (2) The headings in the Articles shall not be binding for the purposes of construing the texts to which they relate, and shall only be considered as inserted in order to make reading easier.

                                       Application of the Commerce Act 1991

         Art. 41. The provisions of the Commerce Act 1991, or any applicable legislation that may replace, amend or supplement it, shall apply to all matters not addressed by these Articles.

These Articles are signed in English and in Bulgarian language.  In case of a dispute as regards to the interpretation of the provisions of these Articles, the Bulgarian text shall be considered prevailing.

For and on behalf of
FOUNDER/ SOLE
MEMBER,
HORIZON ENERGY BULGARIA EOOD,
a company incorporated and duly existing under the laws of Bulgaria, registered under company file number 9015/2001 in Sofia City Court, with seat and registered office at 16
Fr. Joliot Curie Str., bl. 155, Izgrev
Region, Sofia

Name:  Dimitar Tchavdarov Totev

Signature: /s/ Dimitar Tchavdarov Totev